Filed Pursuant to Rule 433 Registration Statement No. 333-275853 December 5, 2023

Final Term Sheet

$600,000,000 4.850% Notes due 2028

Issuer:	Stryker Corporation

Security Type:	4.850% Notes due 2028

Principal Amount:	$600,000,000

Maturity Date:	December 8, 2028

Interest Payment Dates:	Each June 8 and December 8, commencing June 8, 2024

Coupon (Interest Rate):	4.850% per year

Price to Public:	99.903% of the Principal Amount

Benchmark Treasury:	4.375% due November 30, 2028

Spread to Benchmark Treasury:	T+73 bps

Benchmark Treasury Yield:	4.142%

Yield to Maturity:	4.872%

Optional Redemption Provisions:

Make-Whole Call:	Prior to November 8, 2028, T+15 bps

Par Call:	On or after November 8, 2028 at par

CUSIP / ISIN:	863667 BC4 / US863667BC42

Expected Ratings* (Moody’s/S&P):	Baa1/BBB+

Trade Date:	December 5, 2023

Settlement Date**:	December 8, 2023 (T+3)

Joint Book-Running Managers:	Citigroup Global Markets Inc. BNP Paribas Securities Corp. BofA Securities, Inc. U.S. Bancorp Investments, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers of the notes who wish to trade the notes on any date prior to the second business day before delivery thereof will be required, by virtue of the fact that the notes initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1- 800-831-9146, BNP Paribas Securities Corp. toll-free at 1-800-854-5674, BofA Securities, Inc. toll-free at 1-800-294-1322, and U.S. Bancorp Investments, Inc. toll-free at 1-877-558-2607.

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